Exhibit (h)(3)

            , 2018

Form of Selected Dealer Agreement for Morgan Stanley Smith Barney LLC for

BlackRock Multi-Sector Opportunities Trust

To the Undersigned Distributor:

Ladies and Gentlemen:

We understand that you are principal underwriter and distributor of the common shares of beneficial interest, par value $0.001 per share (the “Shares”), of BlackRock Multi-Sector Opportunities Trust (the “Trust”), a non-diversified, non-traded, closed-end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended (“1940 Act”). You desire that Morgan Stanley Smith Barney LLC (“Morgan Stanley”) acts as a dealer with respect to the sale of Shares to customers. In consideration of the mutual covenants stated below, you and Morgan Stanley agree as follows:

1.	Purchase of Shares at Public Offering Price. Morgan Stanley will not be required to sell any specified or minimum number of Shares of the Trust. Sales of Shares through Morgan Stanley, in connection with the initial public offering of the Shares, will be at the public offering price of $100.00 per Share, plus an initial sales load of 1.00% of the offering price, as specified in the Prospectus (as such term is defined in the Initial Offering Period Agreement, dated , 2018, by and among the Trust, the Undersigned Distributor, BlackRock Advisors, LLC, BlackRock International Limited, BlackRock (Singapore) Limited, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley (the “Initial Offering Period Agreement”)).

2.	Handling and Receipt of Orders. The handling and settlement of purchase orders will be subject to the provisions of the Prospectus and such further procedures the parties determine to be appropriate from time-to-time, consistent with this Agreement. Orders that Morgan Stanley receives prior to the close of business on the date hereof and placed with you within the time frame set forth in or consistent with the Prospectus shall be executed at the public offering price (plus an initial sales load of 1.00% of the offering price) after they are received by Morgan Stanley. You will provide such assistance to Morgan Stanley in processing orders as Morgan Stanley reasonably requests. With each order, Morgan Stanley will notify you of the state of residence of the customer to whom the order pertains. Morgan Stanley will be responsible for the accuracy, timeliness and completeness of purchase orders it transmits to you by wire or telephone. All orders shall be subject to your confirmation.

3.	Compensation and Expenses.

(a)	For any sale of Shares by Morgan Stanley, Morgan Stanley will retain the initial sales load (which is in addition to the public offering price) as specified in the Prospectus.

(b)	With respect to expenses not specifically addressed elsewhere in this Agreement, each party hereto will be responsible for the expenses it incurs in acting hereunder. Consistent with the Prospectus, the Initial Offering Period Agreement and applicable law and regulation, from time to time you and Morgan Stanley may determine that you will pay or reimburse Morgan Stanley for expenses it incurs in connection with selling Shares.

4.	FINRA Regulation. Each party to this Agreement represents that it is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and each party agrees to notify the other should it cease to be such a member. With respect to the sale of Shares hereunder, you and Morgan Stanley agree to abide by the Conduct Rules of FINRA and all applicable federal and state securities laws, including but not limited to the following: (i) Morgan Stanley shall not withhold placing customers’ orders for Shares so as to profit themselves as a result of such withholding; and (ii) Morgan Stanley shall not purchase any Shares from you other than for their own investment or to cover purchase orders already received by them from their customers.

5.	Suspension or Withdrawal of Offering. You reserve the right to suspend sales of Shares of the Trust or withdraw any offering of Shares entirely. You agree to notify us promptly of any decision to do so.

6.	Representations by Morgan Stanley Concerning the Trust. Morgan Stanley and its agents and employees are not authorized to make any representations concerning the Trust or its Shares except those contained in or consistent with the Prospectus and such other written materials you provide relating to the Trust or other statements or representations, written or oral, which you furnish or make to Morgan Stanley about the Trust.

7.	Prospectus Delivery. Morgan Stanley will provide their customers purchasing Shares with the pertinent prospectus prior to or at the time of purchase. Morgan Stanley will provide any customer who so requests with the pertinent statement of additional information.

8.	Arbitration. If a dispute arises between you and Morgan Stanley with respect to this Agreement which the parties are unable to resolve themselves, it shall be settled by arbitration in accordance with the then-existing FINRA Code of Arbitration Procedure (“FINRA Code”). The parties agree, that to the extent permitted by the FINRA Code, the arbitrator(s) shall be selected from the securities industry.

9.	Anti-Money Laundering. Morgan Stanley has policies, procedures, and internal controls in place that are reasonably designed to comply with applicable anti-money laundering laws, rules and regulations, including applicable provisions of the USA PATRIOT Act. Morgan Stanley and has a Customer Identification Program (“CIP”), which requires the performance of CIP due diligence in accordance with applicable USA PATRIOT Act requirements and regulatory guidance. Morgan Stanley also has policies, procedures, and internal controls in place that are reasonably designed to comply with the regulations and economic sanctions programs administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

10. Confidentiality. You agree, at all times during the term of this Agreement and thereafter, that you shall maintain the confidentiality of, and not disclose to any person, or otherwise make use of (directly or indirectly), the names and addresses of, or other information relating to, the respective customers of Morgan Stanley (“Customer Information”), except as expressly permitted under this Agreement, as may be necessary in the ordinary course of performing the services and transactions contemplated by this Agreement, or as may be required by applicable law or judicial process. Notwithstanding the foregoing, you shall not be prohibited from utilizing for any purpose Customer Information if you can clearly establish that such information was (i) known to you prior to this Agreement; (ii) rightfully acquired by you from third parties whom you reasonably believed were not under an obligation of confidentiality to any other party to this Agreement; or (iii) independently developed by you without breaching any provision of this Agreement.

11.	Miscellaneous.

A. This Agreement shall be governed by the laws of New York State. This Agreement may be amended only upon the written agreement of the parties hereto, and may be terminated by any party on ten days’ written notice to the other parties.

B. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Electronic or facsimile transmission of an executed counterpart of this Agreement shall constitute due and sufficient delivery of such counterpart.

[Signature Page Follows]

SINCERELY,

MORGAN STANLEY SMITH BARNEY LLC

By:
Name:
Title:

AGREED AND ACCEPTED:

BLACKROCK INVESTMENTS, LLC

By:
Name:
Title:

[MS Dealer Agreement — Signature Page]